Exhibit (d)(4)

GRANT NO.

CATALYST SEMICONDUCTOR, INC.
2003 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

        Catalyst Semiconductor, Inc., a Delaware corporation (the "Company"), hereby grants an Option to purchase shares of its common stock (the "Shares") to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet, the Stock Option Agreement, any appendix for the Optionee's country of residence (the "Appendix") and the Company's 2003 Stock Incentive Plan (the "Plan").

Date of Option Grant:                         , 200

Name of Optionee:

Optionee's ID Number:

Number of Shares Covered by Option:

Exercise Price per Share: US$      .

Vesting Start Date:                         , 200

Vesting Schedule:

        [Subject to all the terms of the attached Stock Option Agreement, your right to purchase Shares under this Option vests as to [one-fourth (1/4)] of the total number of Shares covered by this Option, as shown above, on the one-year anniversary of the Vesting Start Date. Thereafter, the number of Shares which you may purchase under this Option shall vest at the rate of [one-forty- eighth (1/48)] per month on the [        ] day of each of the [thirty-six (36) months] following the month of the one-year anniversary of the Vesting Start Date. [OR SUBSTITUTE A DIFFERENT VESTING SCHEDULE] The resulting aggregate number of vested Shares will be rounded to the nearest whole number. [In the event of a Change in Control with respect to the Company, all of the unvested Shares subject to this Option shall vest and become exercisable immediately prior to the Change in Control.] No additional Shares will vest after your Service has terminated for any reason.]

        By signing this cover sheet, you agree to all of the terms and conditions described in the attached Stock Option Agreement, in the Appendix (if any) and in the Plan, copies of which are also enclosed.

Optionee:
(Signature)
Company:
(Signature)
Title:

Attachment

CATALYST SEMICONDUCTOR, INC.
2003 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

The Plan and Other Agreements	The text of the Plan is incorporated in this Stock Option Agreement by reference. Certain capitalized terms used in this Stock Option Agreement and the Appendix (if any) are defined in the Plan.

This Stock Option Agreement, the Appendix (if any) and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.
Nonstatutory Stock Option	This Option is not intended to be an Incentive Stock Option under section 422 of the U.S. Internal Revenue Code and will be interpreted accordingly.
Vesting	This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule on the attached cover sheet.
Term
Your Option will expire in any event at the close of business at Company headquarters on the day before the [10th] anniversary of the Date of Option Grant, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.
Regular Termination
[If your Service terminates for any reason, other than death, disability or Cause, as defined below, then your Option will expire at the close of business at Company headquarters on the 90th day after your termination date.]
Termination for Cause
[If your Service is terminated for Cause, as determined by the Board in its sole discretion, then you shall immediately forfeit all rights to your Option and the Option shall immediately expire. For purposes of this Stock Option Agreement, "Cause" shall mean the termination of your Service due to your commission of any act of fraud, embezzlement or dishonesty; any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any Parent, Subsidiary or Affiliate); or any other intentional misconduct adversely affecting the business or affairs of the Company (or any Parent, Subsidiary or Affiliate) in a material manner. This definition shall not restrict in any way the Company's or any Parent's, Subsidiary's or Affiliate's right to discharge you for any other reason, nor shall this definition be deemed to be inclusive of all the acts or omissions which constitute "cause" for purposes other than this Stock Option Agreement.]
Death
[If your Service terminates because of your death, then your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve (12) month period, your estate or heirs may exercise the vested portion of your Option.]

Disability
[If your Service terminates because of your disability (including Disability), then your Option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.]
Leaves of Absence
For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active work.
The Company determines which leaves count for this purpose, and when your active employment or Service terminates for all purposes under the Plan.
Notice of Exercise
When you wish to exercise this Option, you must notify the Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.
If someone else wants to exercise this Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.
Form of Payment	When you submit your notice of exercise, you must include payment of the Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:
• Cash, your personal check, a cashier's check or a money order.
[Determine at time of grant which of the following will be included:]
[•
Shares which have already been owned by you [for more than six (6) months] and which are surrendered to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.]

[•
Payment may be made all or in part with a full recourse promissory note executed by you. The interest rate and other terms and conditions of such note shall be determined by the Company. The Company may require that you pledge your Shares to the Company for the purpose of securing the payment of such note.]
[•
To the extent a public market for the Shares exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.]
Withholding Taxes
Regardless of any action the Company and/or your employer (the "Employer") take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including the grant and exercise of the Option, the delivery of Shares, the subsequent sale of any Shares acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Plan to reduce or eliminate your liability for Tax-Related Items.

Prior to the relevant taxable event, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (i) withholding otherwise deliverable Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount; (ii) arranging for the sale of Shares otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you are deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the exercise of the Option. You shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to you any Shares pursuant to your exercise of the Option if you fail to comply with the obligations in connection with the Tax-Related Items as described in this section.
Restrictions on Exercise and Resale
By signing this Stock Option Agreement, you agree not to exercise this Option or sell any Shares acquired under this Option at a time when applicable laws, regulations or Company or underwriter trading policies prohibit exercise, sale or issuance of Shares. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which shall not exceed one hundred eighty (180) days in length, during which this Option shall not be exercisable if the Company determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the Vesting Schedule set forth in this Stock Option Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.
Transfer of Option
Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in your Option in any other way.
Nature of Plan and Option	In accepting the Option, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Stock Option Agreement;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been awarded repeatedly in the past;
(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d) your participation in the Plan is voluntary;
(e) your participation in the Plan shall not create a right to further employment with the Employer;

(f) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Parent, Subsidiary or Affiliate, and which is outside the scope of your employment or service contract, if any;

(g) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Parent, Subsidiary or Affiliate;

(h) in the event that you are not an Employee of the Company, the Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with any Parent, Subsidiary or Affiliate of the Company;
(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(j) if the underlying Shares do not increase in value, the Option will have no value;
(k) if you exercise the Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or from any diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of your Service by the Company or any Parent, Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and any Parent, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the cover sheet to this Stock Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(m) in the event of termination of your Service (whether or not in breach of local labor laws), your right to receive or vest in the Option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); furthermore, in the event of termination of your Service (whether or not in breach of local labor laws), your right to exercise the Option after termination of your Service, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law;

(n) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares; and
(o) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your Option's Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.
Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option and the Exercise Price per Share may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity. To the extent that there is an adjustment to the underlying Shares or the Exercise Price of the Option due to these corporate activities, there may be tax consequences to you, and you should check with your tax advisor.
Data Privacy Notice and Consent
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the cover sheet and this Stock Option Agreement by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan ("Data").

You understand that Data may be transferred to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of the Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Language
If you have received this Stock Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
Severability
The provisions of this Stock Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Applicable Law and Venue
All disputes arising under or growing out of the Option or the provisions of this Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without regard to such state's conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Stock Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District, and no other courts, where this Option grant is made and/or to be performed.

By signing the cover sheet of this Stock Option Agreement, you will be deemed to have signed and agreed to all of the terms and conditions described above, in the Appendix (if any) and in the Plan.

APPENDIX
TO
NONSTATUTORY STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

CHINA

CATALYST SEMICONDUCTOR, INC.
2003 STOCK INCENTIVE PLAN

This provision supersedes the Form of Payment section of the Nonstatutory Stock Option Agreement for Non-U.S. Employees:
Form of Payment
When you submit your notice of exercise, you must include payment of the Exercise Price for the Shares you are purchasing. Due to certain regulatory issues in China, you may pay the Exercise Price of this Option solely by means of a cashless sell-all exercise. That is, you will be permitted to exercise this Option solely by an irrevocable direction to a securities broker to sell all the underlying Shares to which you are entitled at exercise and to deliver the sale proceeds, less the aggregate Exercise Price, Tax-Related Items and brokerage fees, if any, to you. You will not be entitled to hold any Shares following the exercise of this Option. The Company reserves the right to provide you with additional forms of payment of the Exercise Price should regulatory issues in China change.
This provision is in addition to the other sections of the Nonstatutory Stock Option Agreement for Non-U.S. Employees:
Exchange Control
Exchange control restrictions may limit your ability to access and/or convert funds received upon exercise of this Option / sale of Shares, particularly if the amount exceeds US$10,000. You should confirm the procedures and requirements for withdrawals and conversions of foreign currency with your local bank prior to the exercise of this Option / sale of Shares.

APPENDIX
TO
NONSTATUTORY STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

KOREA

CATALYST SEMICONDUCTOR, INC.
2003 STOCK INCENTIVE PLAN

This provision is in addition to the other sections of the Nonstatutory Stock Option Agreement for Non-U.S. Employees:
Exchange Control	If you realize US$500,000 or more from the sale of Shares, you must repatriate the proceeds to Korea within eighteen (18) months of the sale.

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APPENDIX
TO
NONSTATUTORY STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

THAILAND

CATALYST SEMICONDUCTOR, INC.
2003 STOCK INCENTIVE PLAN

This provision is in addition to the other sections of the Nonstatutory Stock Option Agreement for Non-U.S. Employees:
Exchange Control
If you remit funds out of Thailand in order to exercise this Option, you must immediately repatriate the proceeds from the sale of Shares and from any cash dividends paid on the Shares to Thailand. Once proceeds from the sale of Shares or the cash dividends are repatriated to Thailand (whether you repatriate them pursuant to the requirement specified above or by choice), the funds must be converted to Thai Baht within seven (7) days of receipt. In the event that the repatriated amount is US$20,000 or more, you must report the inward remittance by completing and submitting the Foreign Exchange Transaction Form to an authorized agent.

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APPENDIX
TO
NONSTATUTORY STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

UNITED KINGDOM

CATALYST SEMICONDUCTOR, INC.
2003 STOCK INCENTIVE PLAN

This provision supersedes the Withholding Taxes section of the Nonstatutory Stock Option Agreement for Non-U.S. Employees:
Withholding Taxes
Regardless of any action the Company and/or your employer (the "Employer") take with respect to any or all income tax, primary and secondary Class 1 National Insurance Contributions, payroll tax or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including the grant and exercise of the Option, the delivery of Shares, the subsequent sale of any Shares acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Plan to reduce or eliminate your liability for Tax-Related Items.

Prior to the relevant taxable event, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to the event giving rise to the Tax-Related Items (the "Chargeable Event"). In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (i) withholding otherwise deliverable Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount; (ii) arranging for the sale of Shares otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you are deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the exercise of the Option. You shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. If you fail to comply with your obligations in connection with the Tax-Related Items by the Due Date, which is 90 days, or such other period as required under U.K. law, after the Chargeable Event, and assuming you are not an executive officer of the Company as the term is used in Section 402 of the U.S. Sarbanes-Oxley Act of 2002, you agree that the amount of any uncollected Tax-Related Items shall constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referenced above. The Company may refuse to deliver to you any Shares pursuant to your exercise of the Option if any of the foregoing methods of collection are not permissible under local law or if you fail to comply with the obligations in connection with the Tax-Related Items as described in this section.

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This provision is in addition to the other sections of the Nonstatutory Stock Option Agreement for Non-U.S. Employees:
Director Reporting Requirements
If you are a director or shadow director of a U.K. subsidiary of the Company and the U.K. subsidiary is not wholly owned by the Company, you are subject to certain notification requirements under the U.K. Companies Act 1985. Specifically, you must notify the U.K. subsidiary in writing of any interest (e.g., options, shares) in the Company and the number and class of shares or rights to which the interest relates. You must also notify the U.K. subsidiary when you exercise this Option or sell any Shares acquired through exercise of this Option. This disclosure requirement also applies to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

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